UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2017

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue,

Oklahoma City, Oklahoma 73107

Registrant’s telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Amendment to Working Capital Revolver Loan

On January 17, 2017, LSB Industries, Inc. (the “Company”) and each of the Company’s subsidiaries signatory thereto entered into the Third Amended and Restated Loan and Security Agreement (the “Amendment”), with the lenders identified on the signature pages thereof and Wells Fargo Capital Finance, LLC (“Wells Fargo”), as the arranger and administrative agent. The Amendment, which is dated effective as of January 17, 2017, amends and restates the Company’s existing working capital revolver (as so amended and restated, the “Working Capital Revolver”).

The Company and all of the Company’s existing subsidiaries, other than Zena Energy LLC, are co-borrowers under the Working Capital Revolver. The total revolver commitments as of the closing date are equal to $50 million. Interest accrues on outstanding borrowings under the Working Capital Revolver at a rate equal to, at the Company’s election, either (a) LIBOR for an interest period selected by the Company plus an applicable margin equal to 1.50% per annum or 1.75% per annum, depending on borrowing availability under the Working Capital Revolver or (b) Wells Fargo’s prime rate plus an applicable margin equal to 0.50% per annum or 0.75% per annum, depending on borrowing availability under the Working Capital Revolver. In addition, unused line fees in an amount equal to 0.25% per annum on the average daily balance of the unused revolver commitments under the Working Capital Revolver are payable by the Company, as well as customary fees in respect of letters of credit.

Advances under the Working Capital Revolver are based on specified percentages of eligible accounts receivable and inventories. The Working Capital Revolver provides for a subfacility for the issuances of up to letters of credit in an aggregate amount not to exceed to $10 million, with the outstanding amount of any such letters of credit reducing availability for borrowings under the Working Capital Revolver. The maturity date of the Working Capital Revolver is January 17, 2022, with a springing earlier maturity date (the “Springing Maturity Date”) that is 90 days prior to the maturity date of the Company’s existing senior notes (the “Senior Notes”), to the extent the Senior Notes are not refinanced or repaid prior to the Springing Maturity Date. The Working Capital Revolver does not include any amortization, and all borrowings under the Working Capital Revolver are due on the relevant maturity date.

The Amendment also provides for a springing financial covenant (the “Financial Covenant”), which requires that, if the borrowing availability is less than or equal to the greater of 10.0% of the total revolver commitments and $5 million, then the borrowers must maintain (a) with respect to relevant periods ending on or prior to September 30, 2017, a minimum EBITDA in the amount set forth in the Amendment and (b) with respect to relevant periods ending after September 30, 2017, a minimum fixed charge coverage ratio of not less than 1.00:1.00. The Financial Covenant, if triggered, is tested monthly.

The Amendment includes other customary representations and warranties, affirmative covenants, negative covenants and events of default. Upon the occurrence of events of default, the obligations under the Working Capital Revolver may be accelerated and the revolver commitments may be terminated.

Obligations under the Working Capital Revolver are secured by a first priority security interest in substantially all of the borrowers’ current assets, including accounts receivable and inventory, with exceptions set forth in the Amendment and related loan documents.

The description above is only a summary of the material provisions of the Amendment and the Working Capital Revolver and is qualified in its entirety by reference to a copy of the Amendment, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit Number	Description

10.1	Third Amended and Restated Loan and Security Agreement, dated as of January 17, 2017, by and among LSB Industries, Inc., the subsidiaries of LSB Industries, Inc. party thereto, the lenders party thereto, and Wells Fargo Capital Finance, LLC, as the arranger and administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2017

LSB INDUSTRIES, INC.

By:	/s/ Mark T. Behrman
Name:	Mark T. Behrman
Title:	Executive Vice President of Finance and Chief Financial Officer